Exhibit 4.2

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of May 4, 2015 (the “Effective Date”), by and between FATE THERAPEUTICS, INC., a Delaware corporation  (the “Company”), having its principal place of business at 3535 General Atomics Court, Suite 200, San Diego, CA 92121, and JUNO THERAPEUTICS, INC., a Delaware corporation (the “Purchaser”), having its principal place of business at 307 Westlake Ave N, 300, Seattle, WA 98109.

WHEREAS, the Company and the Purchaser have entered into that certain Collaboration and License Agreement of even date herewith (the “License Agreement”); and

WHEREAS, in connection with the License Agreement, the Company wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Company, shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Purchaser hereby agree as follows:

1.                                      DEFINITIONS

Capitalized terms used but not defined herein shall have the meanings provided in the License Agreement.  In addition, the following terms shall have the respective meanings set forth below:

1.1                               “Affiliate” shall mean any corporation or other entity, whether de jure or de facto, which is directly or indirectly controlling, controlled by or under common control of a party hereto for so long as such control exists.  For the purposes of this Section, “control” shall mean the direct or indirect ownership of at least 50% of the outstanding shares or other voting rights of the subject entity having the power to vote on or direct the affairs of the entity, or if not meeting the preceding, the maximum voting right that may be held by the particular Party under the laws of the country where such entity exists.

1.2                               “Aggregate Purchase Price” shall mean, (a) with respect to the Initial Closing, the product of the Initial Closing Share Price multiplied by the number of Initial Closing Shares, and (b) with respect to the Extension Closing, the product of the Extension Closing Share Price multiplied by the number of Extension Closing Shares, in each case rounded up to the nearest whole penny.

1.3                               “Acquisition Transaction” shall mean any transaction involving:  (i) any sale, license, lease, exchange, transfer or other disposition of the assets of the Company or any subsidiary of the Company constituting more than 50% of the consolidated assets of the Company or accounting for more than 50% of the consolidated revenues of the Company in

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

any one transaction or in a series of related transactions; (ii) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any Person involving more than 50% of the outstanding shares of capital stock of the Company; or (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving the Company or any subsidiary of the Company whereby the holders of voting capital stock of the Company immediately prior to any such transaction hold less than 50% of the voting capital stock of the Company or the surviving corporation (or its parent company) immediately after the consummation of any such transaction.

1.4                               “Closing” shall mean each of the Initial Closing and the Extension Closing, if any.

1.5                               “Closing Date” shall mean each of the Initial Closing Date and the Extension Closing Date, if any.

1.6                               “Company Securities” shall have the meaning set forth in Section 7.1.

1.7                               “Election Notice” and “Election Notice Date” shall have the meaning set forth in Section 2.3(b).

1.8                               “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.9                               “Extension Closing,” “Extension Closing Date” and “Extension Closing Shares” shall have the meanings set forth in Section 2.3(b).

1.10                        “Extension Closing Share Price” shall mean 120% of the volume weighted average trading price per share of Common Stock for the 30 trading days ending on and including the Extension Notice Date, as reported on the Nasdaq Stock Market.

1.11                        “Extension Notice” shall mean the written notice by Purchaser of the exercise of the Extension Option (as defined in Section 2.5 of the License Agreement).

1.12                        “Extension Notice Date” shall mean the date of receipt by the Company of the Extension Notice, or if such date is not a trading day, the last trading day immediately prior to such date.

1.13                        “Initial Closing,” “Initial Closing Date” and “Initial Closing Shares” shall have the meanings set forth in Section 2.3(a).

1.14                        “Initial Closing Share Price” shall mean $8.00 per share of Common Stock.

1.15                        “Nasdaq” shall mean The Nasdaq Stock Market LLC.

1.16                        “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.17                        “Restricted Transaction” shall have the meaning set forth in Section 7.1.

1.18                        “Rule 144” shall have the meaning set forth in Section 4.8(a).

1.19                        “SEC” shall mean the U.S. Securities and Exchange Commission.

1.20                        “SEC Filings” shall mean all reports, schedules, forms, statements and other documents filed or required to be filed by the Company with the SEC pursuant to the requirements of the Securities Act or the Exchange Act, including material filed pursuant to Section 13(a) or 15(c) of the Exchange Act, in each case, together with all exhibits, supplements, amendments and schedules thereto, and all documents incorporated by reference therein.

1.21                        “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.22                        “Shares” shall mean the shares of Common Stock purchased under this Agreement.

1.23                        “Share Price” shall mean the Initial Closing Share Price or the Extension Closing Share Price, as applicable.

2.                                      AGREEMENT TO SELL AND PURCHASE

2.1                               Authorization of Shares.  The Company has authorized the sale and issuance to the Purchaser of the Shares under the terms and conditions of this Agreement.

2.2                               Sale and Issuance of Shares.  On the basis of the representations and warranties herein, and upon the terms and subject to the conditions hereof, the Purchaser agrees to purchase from the Company, and the Company agrees to issue and sell to the Purchaser, the Shares at a price per share equal to the applicable Share Price.

2.3                               Closings.

(a)                                 Initial Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the initial Closing (the “Initial Closing”) shall take place on the 3rd calendar day following the Effective Date (or, if such 3rd calendar day is not a business day, the next business day subsequent to such 3rd calendar day) at the offices of the Company or at such earlier time and such other place as the Company and the Purchaser may agree in writing (the date of the Initial Closing, the “Initial Closing Date”).  At the Initial Closing, (i) the Company shall deposit 1,000,000 Shares (the “Initial Closing Shares”) with its transfer agent to be held in book entry form for the benefit of, and in the name of, the Purchaser and (ii) the Purchaser shall pay the Aggregate Purchase Price for the Initial Closing Shares in U.S. dollars by bank wire transfer in immediately available funds to a bank account designated by the Company.

(b)                                 Extension Closing. Subject to the satisfaction or waiver of the conditions set forth herein, an additional Closing (the “Extension Closing”) shall take place

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

on the 3rd calendar day (or, if such 3rd calendar day is not a business day, the next business day subsequent to such 3rd calendar day) following the receipt by the Purchaser of the Company’s written election provided pursuant to Section 5.2(b) of the License Agreement (the “Election Notice” and the date of such Election Notice, the “Election Notice Date”) at the offices of the Company or at such earlier time and such other place as the Company and the Purchaser may agree in writing (the date of the Extension Closing, the “Extension Closing Date”).  At the Extension Closing, (i) the Company shall deposit the Extension Closing Shares (defined below) with its transfer agent to be held in book entry form for the benefit of, and in the name of, the Purchaser and (ii) the Purchaser shall pay the Aggregate Purchase Price for the Extension Closing Shares in U.S. dollars by bank wire transfer in immediately available funds to a bank account designated by the Company.  “Extension Closing Shares” shall mean that number of Shares as is equal to the lesser of (A) 0.0999 multiplied by the number of shares of the Company’s Common Stock outstanding as of the Election Notice Date, rounded down to the nearest whole share, minus the number of Initial Closing Shares purchased pursuant to Section 2.3(a) of this Agreement and (B) $10,000,000 divided by the Extension Closing Share Price, rounded down to the nearest whole share; provided, however, that to the extent that the purchase of such Extension Closing Shares in addition to the Initial Closing Shares would result in Purchaser beneficially owning in excess of 19.99% of the outstanding shares of Common Stock or the voting power of the Company as of immediately prior to the Effective Date (the “Ownership Maximum”), then the number of Extension Closing Shares purchased by Purchaser pursuant to this Agreement shall be reduced to the extent necessary such that such beneficial ownership does not exceed the Ownership Maximum. For the avoidance of doubt, if the Company does not deliver the Election Notice pursuant to Section 5.2(b) of the License Agreement within the time period specified therein, there will not be an Extension Closing and the Purchaser shall have no rights or obligations to acquire Shares under this Section 2.3(b).

(c)                                  The parties agree that the aggregate number of shares to be issued at all Closings shall not exceed such number of shares that is equal to 19.99% of the outstanding shares of Common Stock or the voting power of the Company as of immediately prior to the Effective Date.

2.4                               Purchase Price Allocation.  The parties agree that for income tax purposes, the amount of the premium of each of the Initial Closing Share Price and the Extension Closing Share Price, as applicable, over the fair market value of the applicable Shares as of the applicable Closing Date shall be deemed additional consideration to the Company pursuant to the License Agreement, and the fair market value of the applicable Shares shall be deemed consideration to the Company for the issuance of such Shares.  The Company, in its sole discretion shall make all decisions relating to the determination of the value of shares for purposes of this section. The parties shall file all income tax returns in a manner consistent with this section, and shall not take any income tax position inconsistent with this section in any tax proceeding or context, unless required by a final determination, within the meaning of section 1313 of the Internal Revenue Code of 1986, as amended (or any similar provision or non-federal income tax law).

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

3.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as of each Closing Date as follows:

3.1                               Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business.  The Company is duly qualified to transact business as a corporation and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect upon the Company’s ability to perform its obligations under this Agreement.

3.2                               Authorization; Due Execution.  The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken.  This Agreement has been duly authorized, executed and delivered by the Company and, upon due execution and delivery by the Purchaser, this Agreement will be a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

3.3                               Valid Issuance of Stock.  The Shares, when issued, sold and delivered in accordance with the terms of Section 2 hereof for the consideration and on the terms and conditions set forth herein, will be duly and validly authorized and issued, fully paid and nonassessable and, based in part upon the representations of the Purchaser in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

3.4                               No Violations or Defaults.  There exists no violation or default by the Company or any of its subsidiaries under (i) the Company’s  Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, each as amended to date (copies of which have been filed with the SEC), or such subsidiaries’ charters, bylaws or other organizational documents, or (ii) the provisions of any instrument or agreement evidencing, governing or otherwise relating to any material indebtedness of the Company or any of its subsidiaries.  There exists no default under any other agreement to which the Company or any of its subsidiaries is party, which default could have a material adverse effect upon the Company’s ability to perform its obligations under this Agreement.

3.5                               SEC Filings.  The Company has timely filed with the SEC all SEC Filings.  The SEC Filings were prepared in accordance with and, as of the date on which each such SEC Filing was filed with the SEC, complied in all material respects with the applicable requirements of the Securities Act and Exchange Act.  None of such SEC Filings, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

3.6                               Material Changes.   Since December 31, 2014, except as specifically disclosed in SEC Filings dated prior to the Effective Date (in the case of the Initial Closing) or dated prior to the Extension Notice Date (in the case of the Extension Closing): (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries, taken as a whole, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to generally accepted accounting principles in the United States (“GAAP”) or disclosed in filings made with the SEC, (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash, shares of capital stock or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company), and (v) the Company has not issued any equity securities, except Common Stock issued pursuant to existing Company equity incentive, stock option or stock purchase plans or agreements or executive and director compensation arrangements disclosed in the SEC Filings dated prior to the Effective Date (in the case of the Initial Closing) or dated prior to the Extension Notice Date (in the case of the Extension Closing).

3.7                               Investment Company.   The Company is not, and immediately after receipt of payment for the Shares, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

3.8                               Registration Rights.   Other than as disclosed in the Company’s SEC Filings, no Person has any right to cause the Company to effect the registration under the Securities Act of the transfer of any securities of the Company.

3.9                               Listing and Maintenance Requirements.   The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the previous twelve (12) months, received (i) written notice from Nasdaq that the Company is not in compliance with the listing or maintenance requirements of Nasdaq that would result in immediate delisting or (ii) any notification, Staff Delisting Determination, or Public Reprimand Letter (as such terms are defined in applicable Nasdaq listing rules) that requires a public announcement by the Company of any noncompliance or deficiency with respect to such listing or maintenance requirements (other than any public announcement relating to noncompliance or deficiency under Rules 5605(b)(1), 5605(c)(2), 5605(d)(2), 5450(a)(1), or 5250(c)(1) of the Nasdaq listing rules). The Company is in compliance with all listing and maintenance requirements of Nasdaq on the date hereof, except for any noncompliance or deficiency which may exist under Rules 5605(b)(1), 5605(c)(2), 5605(d)(2), 5450(a)(1), or 5250(c)(1) of the Nasdaq listing rules and

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

in each such case where the Company fully expects to, and has a plan to, regain compliance in accordance with applicable Nasdaq procedures and cure periods such as to avoid any suspension of trading of the Company’s stock on Nasdaq or delisting actions by Nasdaq.

3.10                        No Integrated Offering.   Assuming the accuracy of Purchaser’s representations and warranties set forth in Sections 4.4 — 4.7 hereof, none of the Company nor, to the Company’s knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six (6) months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Shares or (ii) cause the offering of the Shares to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of Nasdaq.

3.11                        OFAC.   Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.12                        FCPA.   Neither the Company nor, to the Company’ knowledge, any agent or other Person acting on behalf of the Company, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any Person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.13                        Internal Accounting Controls.   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

3.14                        Sarbanes-Oxley; Disclosure Controls.   As of the date of the Initial Closing, the Company is an “emerging growth company,” as defined in Section 2(a) of the

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Securities Act. The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to the Company. The Company has established disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there has been no change in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

3.15                        Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental or regulatory authority or securities exchange on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for such notices or additional listing applications required or permitted to be filed with certain state and federal securities commissions or securities exchanges after the Closing Date, which notices and applications will be filed on a timely basis.

3.16                        No Required Additional Issuances.   The issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person and will not result in a right of any holder of securities of the Company to adjust the exercise, conversion, exchange or reset price under any of such securities.

3.17                        Application of Takeover Protections; Rights Agreements.   The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of the State of Delaware that is or would reasonably be expected to become applicable to the Purchaser as a result of Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement or the License Agreement, including, without limitation, the Company’s issuance of the Shares and Purchaser’s ownership of the Shares.

3.18                        No Conflict.  The Company’s execution, delivery and performance of this Agreement does not violate (i) any provision of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, each as amended to date (copies of which have been filed with the SEC), (ii) any provision of any material contract or agreement (copies of which have been filed with the SEC), or order, writ, judgment,

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

injunction, decree, determination or award to which the Company is a party or by which it is bound, or (iii) to the Company’s knowledge, any law, rule or regulation currently in effect having applicability to the Company.

4.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as of each Closing Date as follows:

4.1                               Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business.

4.2                               Authorization; Due Execution.  The Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement.  All corporate action on the part of the Purchaser, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement have been taken.  This Agreement has been duly authorized, executed and delivered by the Purchaser, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

4.3                               No Current Ownership in the Company.  Other than the Shares acquired under this Agreement, neither the Purchaser nor any of its Affiliates own any shares of Common Stock or have any rights to acquire Common Stock.

4.4                               Purchase Entirely for Own Account.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which the Purchaser hereby confirms by executing this Agreement, that the Shares purchased by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  Purchaser does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third party, with respect to the Shares, if issued.

4.5                               Disclosure of Information.  The Purchaser has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Agreement and to acquire the Shares, and  the Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares; provided, however, that neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel shall modify, amend or affect Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained in this Agreement or the License Agreement.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

4.6                               Investment Experience.  The Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.  The Purchaser has not been organized solely for the purpose of acquiring the Shares.

4.7                               Accredited Investor.  The Purchaser is an “accredited investor” as such term is defined in Rule 501 of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

4.8                               Restricted Securities.  The Purchaser understands that:

(a)                                 the Shares will not be registered under the Securities Act by reason of a specific exemption therefrom, and that the Purchaser must, therefore, bear the economic risk of such investment, unless and until a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, such as under Rule 144 of the Securities Act (“Rule 144”);

(b)                                 each book-entry entitlement representing the Shares will be noted with the following legends:

(i)                                     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED; and

(ii)                                  Any legend required to be placed thereon under applicable state securities laws.

(c)                                  The Company will instruct its transfer agent not to register the transfer of the Shares (or any portion thereof) unless the conditions specified in the foregoing legends are satisfied, until such time as a transfer is made, pursuant to the terms of this Agreement, and in compliance with Rule 144 or pursuant to a registration statement or, if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.

4.9                               No Short Sales.  The Purchaser has not engaged, and will not engage, in any short sales of the Company’s Common Stock within the three month period prior to the applicable Closing Date.

4.10                        No Legal, Tax or Investment Advice.  The Purchaser understands that nothing in the SEC Filings, this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice and that independent legal counsel has reviewed these documents and materials on the Purchaser’s behalf.  The Purchaser has consulted such legal, tax and investment advisors as

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

5.                                      CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING

5.1                               Closing.  The Company’s obligation to sell, issue and deliver the Shares to the Purchaser at each Closing shall be subject to the following conditions to the extent not waived by the Company:

(a)                                 Receipt of Payment.  The Company shall have received payment in full, by wire transfer of immediately available funds, for the Shares at the applicable Share Price.

(b)                                 License Agreement.  The License Agreement shall have been executed and delivered by the Company and the Purchaser and shall remain in full force and effect.

(c)                                  Representations and Warranties; Obligations. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct on the applicable Closing Date.  The Purchaser shall have performed and complied with all obligations and conditions required to be performed and complied with by the Purchaser under this Agreement on, as of or prior to the applicable Closing Date.

(d)                                 Provision of Election Notice. With respect to the Extension Closing, the Company shall have delivered the Election Notice to the Purchaser in accordance with Section 5.2(b) of the License Agreement.

6.                                      CONDITIONS TO THE PURCHASER’S OBLIGATIONS AT CLOSING

6.1                               Closing.  The Purchaser’s obligation to accept delivery of and pay for the Shares at each Closing shall be subject to the following conditions to the extent not waived by the Purchaser:

(a)                                 License Agreement.  The License Agreement shall have been executed and delivered by the Company and the Purchaser and shall remain in full force and effect.

(b)                                 Representations and Warranties; Obligations.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct on the applicable Closing Date.  The Company shall have performed and complied with all obligations and conditions to be performed and complied with by the Company under this Agreement on, as of or prior to the applicable Closing Date.

(c)                                  Compliance Certificate.         The Purchaser shall have received a certificate, dated such Closing Date, of an executive officer of the Company in which such officer, in his or her capacity as an officer of the Company, shall state that: the representations and warranties of the Company in this Agreement are true and correct; and

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

(d)                                 Secretary’s Certificate.  The Purchaser shall have received a certificate, dated such Closing Date, of the secretary of the Company in which such secretary, in his or her capacity as secretary of the Company, shall certify and attach the resolutions of the Board of Directors of the company approving the Agreement, the License Agreement and the transactions contemplated hereunder, and shall certify that such resolutions have not been amended or modified and remain in full force and effect.

(e)                                  Good Standing Certificate.   The Purchaser shall have received a certificate from the Secretary of State of the State of Delaware dated within three (3) business days of such Closing Date evidencing the good standing and legal corporate existence of the Company.

(f)                                   Opinion of Counsel to the Company.   The Purchaser shall have received an opinion, dated such Closing Date, of Goodwin Procter LLP, counsel for the Company, in the form attached hereto as Exhibit A.

(g)                                  Registration Rights. With respect to the Extension Closing, the Company shall have caused Purchaser to become a party to that certain Amended and Restated Investor Rights Agreement, dated as of August 8, 2013 (the “IRA”), among the Company and the securityholders listed on Exhibits A and B thereto, and to have the rights and obligations of, and be treated as, an Initiating Holder (as defined in the IRA), an S-3 Initiating Holder (as defined in the IRA), and a Holder (as defined in the IRA) thereunder beginning two (2) years after the Effective Date of the License Agreement and which will not include any registration rights that have been waived by existing securityholders under the IRA with respect to offerings of securities by the Company that may be conducted pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-199107), and shall have amended the IRA to provide that Purchaser’s registration rights thereunder shall survive until the earlier of (i) one year following the end of the Research Term or (ii) such time as Rule 144 under the Securities Act is available for the sale of all of Purchaser’s Shares during a three-month period without registration and without breach of the restrictions set forth in this Agreement (and assuming for the purposes of Rule 144 that Purchaser is subject to the volume limitations thereof as if Purchaser were an “affiliate” within the meaning of Rule 144).

(h)                                 Exercise of Extension Option. With respect to the Extension Closing, the Purchaser shall have exercised the Extension Option in accordance with Section 2.5 of the License Agreement.

7.                                      ADDITIONAL COVENANTS OF THE COMPANY AND THE PURCHASER.

7.1                               Restricted Transactions.  For the Research Term (as defined in the License Agreement), the Purchaser shall not, and shall not authorize, instruct, facilitate or permit any of its Affiliates or any other Person or entity to, engage in any of the following (a “Restricted Transaction”):  (a) offer, sell or contract to sell securities of the Company or any of its

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Affiliates or successors or any instruments convertible into or exchangeable or exercisable for securities of the Company or any of its Affiliates or successors (the “Company Securities”) in a private placement or similar transaction; (b) sell any option or contract to purchase, purchase any option or contract to sell, or grant any option, right or warrant for the sale of the Company Securities; or (c) enter into any swap or any other agreement or any transaction that transfers, in whole or in part directly or indirectly, the economic consequence of ownership of the Company Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

7.2                               Standstill.

(a)                                 The Purchaser agrees that during the Research Term (as defined in the License Agreement), except with the prior written consent of the Company, the Purchaser shall not, and shall not permit any of its officers, directors, investment advisors, agents, representatives or Affiliates to:

(i)                                     except pursuant to Section 2.3(b) hereof, acquire, offer to acquire, agree to acquire or cause or effect the acquisition of, directly or indirectly, by purchase or otherwise, beneficial ownership of any securities or instruments convertible into any of the Company Securities such that the aggregate beneficial ownership of the Purchaser, its officers, directors (but excluding for these purposes beneficial ownership of Robert Nelsen through ARCH Venture Fund VI, L.P.) and Affiliates (on a combined basis), if (A) subsequent to the Extension Closing Date, is 20% or more of the Company’s outstanding Common Stock, and (B) prior to the Extension Closing Date, is [***]% or more of the Company’s outstanding Common Stock calculated as of immediately prior to the Effective Date;

(ii)                                  solicit or encourage any other entity to solicit proxies (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any matter involving the Company, its nominees for directors or otherwise initiate, propose or solicit, or induce any other Person to initiate, propose or solicit any stockholder of the Company, any stockholder proposal or director nominations, any tender offer for Company Securities, any change of control of the Company, or for the purpose of convening a stockholders’ meeting of the Company;

(iii)                               except with respect to proxies executed in connection with stockholder meetings, deposit any Company Securities in any voting trust or subject them to any voting agreement or other agreement of similar effect;

(iv)                              join or form any partnership, limited partnership, syndicate, or other group within the meaning of Section 13(d)(3) of the Exchange Act for the purpose of acquiring, holding or disposing of beneficial ownership of any Company Securities or encourage, advise or, for the purpose of circumventing or avoiding any of the provisions of this Agreement, assist any Person to do any of the foregoing or otherwise take any action individually or jointly with any partnership, limited partnership, syndicate, or other group or assist any other Person or group of Persons in taking any action it could not individually take under this Agreement;

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(v)                                 make, effect, cause, initiate or participate in any Acquisition Transaction with respect to the Company (for the avoidance of doubt, Purchaser may directly engage Company’s management and/or its Board of Directors in private discussions with respect to an Acquisition Transaction by and between Purchaser and Company); or

(vi)                              make any public proposals to the Company or any of its Affiliates, directors, officers, employees, agents, representatives, successors or security holders concerning, or otherwise announce any intention to effect or participate in any Acquisition Transaction relating to the Company or any Affiliate or successor of the Company or take any action that would require the Company to make a public announcement regarding the possibility of an Acquisition Transaction with the Purchaser or any of its Affiliates.

(b)                                 Termination of Standstill.  The obligations of the Purchaser under Section 7.2(a) shall terminate in the event of (i) any bona fide third party tender or exchange offer for at least 50% of the outstanding voting capital stock of the Company, which third party tender or exchange offer was not solicited or otherwise encouraged by the Purchaser, or (ii) the Company enters into any agreement for an Acquisition Transaction with any entity not affiliated with the Purchaser pursuant to a proposal by such third party, which third party proposal was not solicited or otherwise encouraged by the Purchaser.  All of the provisions of Section 7.2(a) shall be reinstated and shall apply in full force according to their terms in the event that any event set forth in this Section 7.2(b) is not completed or if the announced transaction is abandoned and no similar transaction has been announced and not abandoned within ninety (90) days thereafter.  Upon reinstatement of the provisions of Section 7.2(a), the provisions of this Section 7.2(b) shall continue to govern in the event that any of the events described in this Section 7.2(b) shall occur.

7.3                               Market Stand-Off.  If requested by the representative of the underwriters of Common Stock (or other securities) of the Company, provided that Purchaser is then a beneficial owner of 5% or greater of the Company’s outstanding Common Stock, the Purchaser shall enter into a customary lock-up agreement with the representative of the underwriters not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by the Purchaser for a period specified by the representative of the underwriters, in any case not to exceed 90 days following any registered offering of the Common Stock of the Company, provided that all officers, all directors and their affiliates, and all stockholders which then beneficially own 5% or greater of the Company’s outstanding Common Stock (excluding investment companies or institutional investors that are not venture capital firms, which, for purposes of illustration only, based on the beneficial ownership table included in the Company’s proxy statement filed on Schedule 14A with the SEC on April 2, 2015, would exclude only FMR LLC, Wellington Management Group LLC, and Kingdon Capital Management, L.L.C.) are bound by substantially the same lock-up agreement. Any discretionary waiver or termination of the restrictions of any or all of such lock-up agreements by the underwriters shall apply pro rata to all parties subject to such lock-up agreements, based on the number of shares subject to such lock-up agreements. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said periods.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

7.4                               Shareholder Rights Plan.  No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, in either case solely by virtue of purchasing the Shares under this Agreement.

7.5                               Nasdaq Listing.  In the time and manner required by Nasdaq, the Company shall prepare and file with Nasdaq an additional shares listing application covering all of the Shares and shall use its commercially reasonable efforts to take all steps necessary to cause all of the Shares to be approved for listing on Nasdaq. The Company shall maintain compliance with all listing and maintenance requirements of Nasdaq on the date hereof, except for any noncompliance or deficiencies that may occur under Rules 5605(b)(1), 5605(c)(2), 5605(d)(2), 5450(a)(1), or 5250(c)(1) of the Nasdaq listing rules and in the event of any noncompliance or deficiency pursuant to such rules the Company shall use its best efforts to regain compliance in accordance with applicable Nasdaq procedures and cure periods such as to avoid any suspension of trading of the Company’s stock on Nasdaq or delisting actions by Nasdaq.

7.6                               Legend Removal.   The legends set forth in Section 4.8(b) above shall be removed and the Company shall instruct its transfer agent for the Common Stock (the “Transfer Agent”) to register the Shares in book-entry form free and clear of such legends or any other legends by electronic delivery at the applicable balance account at the Depository Trust Company, if (i) such Shares have been resold under an effective registration statement under the Securities Act, (ii) such Shares are sold or transferred in connection with a resale transaction in compliance with Rule 144 (if the transferor is not an Affiliate of the Company), or (iii) such Shares are eligible for resale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions. The Company further agrees that it shall cause its counsel (i) after the effective date of a registration statement registering the resale of the Shares, to issue to the Transfer Agent, if required by the Transfer Agent, a “blanket” legal opinion or other letter to allow sales without restriction pursuant to the effective registration statement and (ii) provide all other opinions of counsel as may reasonably be required by the Transfer Agent in connection with the removal of legends pursuant to this Section 7.6. Following Rule 144 becoming available for the resale of the Shares, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to the Shares and without volume or manner-of-sale restrictions, the Company, upon the request of the Purchaser, shall cause Company counsel or other counsel satisfactory to the Transfer Agent to issue to the Transfer Agent a legal opinion stating that the Shares are eligible for sale under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions. Any fees (with respect to the Transfer Agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legends shall be borne by the Company. The Company may not make any notation on its records or give

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in Section 4.8(b), other than with respect to any lock-up restrictions in connection with Section 7.3.

7.7                               Registration Rights.   The Company shall promptly and, in any event, within thirty (30) calendar days after the Effective Date, take all action necessary to cause Purchaser to become a party to the IRA and to have the rights and obligations of, and be treated as, an Initiating Holder (as defined in the IRA), an S-3 Initiating Holder (as defined in the IRA), and a Holder (as defined in the IRA) thereunder beginning two years after the Effective Date of the License Agreement and which will not include any registration rights that have been waived by existing securityholders under the IRA with respect to offerings of securities by the Company that may be conducted pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-199107), and shall have amended the IRA to provide that Purchaser’s registration rights thereunder shall survive until the earlier of (i) [***] or (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of Purchaser’s Shares during a three-month period without registration and without breach of the restrictions set forth in this Agreement (and assuming for the purposes of Rule 144 that Purchaser is subject to the volume limitations thereof as if Purchaser were an “affiliate” within the meaning of Rule 144).

8.                                      MISCELLANEOUS.

8.1                               Waivers and Amendments.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both the Company and the Purchaser.

8.2                               Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

8.3                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

8.4                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.  Facsimile and electronic (PDF) signatures shall be as effective as original signatures.

8.5                               Successors and Assigns.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(a)                                 in connection with the transfer or sale of all or substantially all of the business of such party to which the License Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise; or

(b)                                 to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any assignment not in accordance with this Agreement shall be void.

8.6                               Entire Agreement.  This Agreement and the other documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

8.7                               Payment of Fees and Expenses.  Except as set forth in Section 7.6 of this Agreement, each of the Company and the Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.8                               Broker’s Fee.  Each of the Company and the Purchaser hereby represents that there are no brokers or finders entitled to compensation in connection with the sale of the Shares, and each party shall indemnify the other party for any such fees for which such party is responsible.

8.9                               Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) seven (7) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) two (2) business days after deposit with a nationally recognized overnight courier with written verification of receipt.  All communications shall be sent to the other party hereto at the mailing address set forth below, or at such other mailing address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

(a)                                 If to the Company, notices shall be addressed to:

Fate Therapeutics, Inc.

3535 General Atomics Court, Suite 200

San Diego, California, 92121, USA

Attention: Chief Operating Officer

(b)                                 If to the Purchaser, notices shall be addressed to:

Juno Therapeutics, Inc.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

307 Westlake Avenue North, Suite 300

Seattle, Washington, 98109, USA

Attention:  General Counsel

With respect to the Election Notice and Extension Notice, such notices shall also be sent by e-mail on the date of such notices. In the case of the Election Notice, the Company shall send such notice by e-mail to the Purchaser’s then current Chief Financial Officer and then current General Counsel. In the case of the Extension Notice, the Purchaser shall send such notices by e-mail to the Company’s then current Chief Operating Officer. Such notices shall be deemed received by the Purchaser or the Company, as applicable, upon receipt of such e-mails (whether or not such e-mail is checked or read by the recipient) by such persons for purposes of determining the date of delivery of such notices hereunder. Concurrently with the execution of this Agreement, the Purchaser has provided the Company with the e-mail addresses of its current Chief Financial Officer and its current General Counsel, and the Company has provided the Purchaser with the e-mail address of its current Chief Operating Officer. Each party covenants to promptly update the other of changes in these positions and e-mail addresses.

8.10                        Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

8.11                        Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE LICENSE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED.

8.12                        Limitation of Liability.  NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

[SIGNATURE PAGE TO FOLLOW]

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

FATE THERAPEUTICS, INC.

By:	/s/ J. Scott Wolchko

Name:	Scott Wolchko

Title:	COO/CFO

JUNO THERAPEUTICS, INC.

By:	/s/ H. Bishop

Name:	H. Bishop

Title:	C.E.O.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.